December 17, 1999

Mr. Itzhak Goldenberg
Noga Electrotechnica Limited



Re:      Magna-Lab, Inc.

Ladies and Gentlemen,

On behalf of our client, Magna-Lab, Inc., this letter sets forth our understanding of the terms under which Noga Electrotechnica Limited and or its affiliated entities (collectively, "Noga") will commit to invest $3,000,000 in Magna-Lab.

1. Upon execution of this letter, Noga will make a nonrefundable payment to Magna-Lab of $250,000. This will entitle Noga to receive, for no additional consideration, $250,000 worth of Magna-Lab class A common stock ("common stock") at $.22 per share if and only if all further payments required to be made by Noga under this letter are timely made.

2. Within 30 days of the date of execution of this letter, Noga will purchase $250,000 worth of common stock of Magna-Lab at $.22 per share.

3. Within 60 days of the date of execution of this letter, Noga will purchase an additional $250,000 worth of common stock of Magna-Lab at $.22 per share.

4. By May 30, 2000, Noga will purchase an additional $2,250,000 worth of common stock of Magna-Lab at $.22 per share (it being understood that Noga has the right to make partial payments prior to May 30, 2000 for a pro rata number of shares); provided, however, that if, for any 5 consecutive trading days or any 10 trading days in a 30 trading day period, the bid price of Magna-Lab's common stock closes at $2.00 or more per share at any time after the date of this letter and prior to May 30, 2000, Magna-Lab shall thereafter have the right to demand, by delivery of written notice to Noga, that Noga pay such $2,250,000 amount immediately. Within 15 days of delivery of such notice, Noga shall pay to Magna-Lab such amount.

5. Noga shall have an option, exercisable at any time prior to May 30, 2000, to purchase such additional number of shares of Magna-Lab common stock at $.22 per share as is necessary for Magna-Lab to meet Nasdaq SmallCap Market minimum listing requirements.

6. Upon payment of the initial $250,000 and for a period of two years after the date of this letter, Noga shall have the right to nominate a number of directors to Magna-Lab's board of directors such that the total number of non Noga-nominated directors on the Board exceeds the number of Noga-nominated directors by one. Noga designates Jerry Feldman as its initial nominee.

7. Noga understands that Magna-Lab is currently seeking to raise up to $2,000,000 in a private placement not involving Noga. In the event Magna-Lab is required to pay to third parties an investment banking, placement agent or similar fee or commission, whether in the form of stock or cash (other than salary), for monies raised in that offering, Magna-Lab agrees to pay to Noga, for no additional consideration, an amount equal to the amount of such fee or commission; provided, however, that the total amount of stock or options, if any, payable to Noga and such third parties shall not exceed 7,000,000 shares. Notwithstanding the foregoing, if less than the full $2,000,000 is raised in the private placement not involving Noga, the number of shares of stock or options payable to Noga and such third parties shall be proportionate to the amount of funds raised. For example, if Noga provides the full $3,000,000 it has committed under this letter and such third parties raise only $1,000,000 in such financing, then Noga shall be entitled to 75% of the total stock and option compensation an such third parties shall be entitled to the remaining 25%.

8. Upon payment of the initial $250,000 hereunder, Magna-Lab agrees that any single payment or withdrawal from the company's bank account(s) of $2,000 or more shall require the signature of Jerry Feldman or such other individual designated by Noga and acceptable to Magna-Lab.

9. During the period ending two years from the date of this letter, Magna-Lab agrees to (i) hold Board meetings at least once a month or such other interval as is reasonably acceptable to the Noga-designated directors, and (ii) provide to the Board members an annual budget and monthly updates as well as a monthly business report.

10. Set forth on Schedule A attached hereto is a summary of Magna-Lab's outstanding stock, on an actual and fully diluted basis.

11. It is contemplated that a stockholder agreement between Noga and certain principal stockholders of Magna-Lab will be entered into with respect to certain voting and other matters.

12. Noga will provide appropriate investor representations necessary to establish compliance with US Securities laws with respect to this investment.

13. All rights of Noga and all agreements of Magna-Lab under this letter shall terminate and be of no further force or effect in the event that Noga fails to timely pay any amount required to be paid by it hereunder.

This letter agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to its rules as to conflicts of law). This letter agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes all oral statements and prior writings with respect thereto. This letter agreement may not be amended or modified except by a writing executed by each of the parties hereto. This letter agreement may not be assigned by Noga without Magna-Lab's prior written consent. This letter agreement may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

If the foregoing is acceptable to you, please sign in the space provided below and return a copy of this letter by fax and mail to indicate your commitment. We will then submit the proposal to Magna-Lab's board of directors for its approval. This letter will not be binding on either party unless and until signed by both parties and approved by each party's board of directors or comparable governing body.

Sincerely,

GRAHAM & JAMES LLP

By: /s/Irwin M. Rosenthal
    ---------------------
    Irwin M. Rosenthal



AGREED: NOGA ELECTROTECHNICA LIMITED

        By: /s/Itzak Goldenberg
            -------------------
            Print Name: Itzak Goldenberg
            Print Title: Managing Director


AGREED: MAGNA LAB, INC.


        By: /s/Irwin M. Rosenthal
        ---------------------
            Print Name: Irwin M. Rosenthal
            Print Title: Director